EXHIBIT 4.11



                                  Trust Agreement
                                      Between


                         Browning-Ferris Industries, Inc.

                                        And

                         Fidelity Management Trust Company


_____________________________________________________

BFI EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN TRUST
______________________________________________________







                            Dated as of April 12, 1993


TABLE OF CONTENTS


SECTION                                                                    PAGE

Section 1   Trust                                                             2

Section 2   Exclusive Benefit and Reversion of Sponsor Contributions          2

Section 3   Disbursements                                                     3
            (a)  Directions from Administrator
            (b)  Limitations

Section 4   Investment of Trust                                               3
            (a}  Selection of Investment Options
            (b)  Available Investment Options
            (c)  Participant Direction
            (d)  Standing Direction
            (e)  Mutual Funds
            (f)  Sponsor Stock W Guaranteed Investment
                 Contracts
            (h)  Reliance of Trustee Directions
            (i)  Trustee Powers

Section 5   Recordkeeping and Administrative Services
            to Be Performed                                                  16
            (a)  General
            (b)  Accounts
            (c)  Inspection and Audit
            (d)  Effect of Plan Amendment
            (e)  Returns, Reports and Information

Section 6   Compensation and Expenses                                        17

Section 7   Directions and Indemnification                                   18
            (a)  Identity of Administrator and
                 Committee
            (b)  Directions from Administrator
            (c)  Directions from Committee
            (d)  Directions from Participant
            (e)  Co-Fiduciary Liability
            (f)  Indemnification
            (g)  Survival

Section 8   Resignation or Removal of Trustee                               20
            (a)  Resignation
            (b)  Removal

Section 9   Successor Trustee                                               20
            (a)  Appointment
            (b)  Acceptance
            (c)  Corporate Action

                                        -i-

SECTION                                                                    PAGE

Section 10  Termination                                                     21

Section 11  Resignation, Removal, and Termination
            Notices                                                         21

Section 12  Duration                                                        22

Section 13  Amendment or Modification                                       22

Section 14  General                                                         22
            (a)  Performance by Trustee, its Agents
                 or Affiliates
            (b)  Entire Agreement
            (c)  Waiver
            (d)  Successors and Assigns
            (e)  Partial Invalidity
            (f)  Section Headings

Section 15  Governing Law                                                   23
            (a)  Massachusetts Law Controls
            (b)  Trust Agreement Controls



SCHEDULES
     A.   Recordkeeping and Administrative Services
     B.   Fee Schedule
     C.   Investment Options
     D.   Administrator's Authorization Letter
     E.   Committee's Authorization Letter
     F.   IRS Determination Letter or Opinion of Counsel
     G.   Existing GICs
     H.   Telephone Exchange Procedures
     I.   Investment Guidelines for GIC Management

                                       -ii-

TRUST AGREEMENT, dated as of the twelfth day of April, 1993, between Browning Ferris Industries, inc., a Delaware corporation, having an office at 757 North Eldridge, Houston, TX 77079 (the "sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, A Massachusetts Trust Company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee")

                                   WITNESSETH:

WHEREAS, the Sponsor is the sponsor of the BFI Employee Stock Ownership and Savings Plan (the "Plan"); and

WHEREAS, the Sponsor wishes to establish a trust to hold and invest plan assets under the Plan for the exclusive benefit of participants in the Plan and their beneficiaries; and

WHEREAS, the Benefits Administrative Committee (the "Committee") is a named fiduciary of the Plan (within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); and

WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Committee; and

WHEREAS, the Sponsor wishes to have the Trustee, in addition to its duties as trustee, perform certain ministerial recordkeeping and administrative functions under the Plan; and

WHEREAS, Benefits Administrative Committee (the "Administrator") is the of the Plan (within the meaning of Section 3(16)(A) of ERISA); and

WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are purely ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Trustee. The Sponsor hereby establishes the BFI Employee Stock Ownership and Savings Plan Trust (the "Trust"), with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money and Sponsor (hereinafter defined) as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

Section 2. Exclusive Benefit and Reversion of Sponsor Contributions. Except as provided under applicable law, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the participants in the Plan or their beneficiaries prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries.

Section 3.  Disbursements.

(a) Directions from Administrator. The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan or of any applicable law or the direction's effect for tax purposes or otherwise: nor shall the Trustee have any responsibility to see to the application of any disbursement.

(b) Limitations. The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash unless the Administrator has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.

Section 4. Investment of Trust.

(a) Selection of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

(b) Available Investment Options. The Committee shall direct the Trustee as to what investment options: (i) the Trust shall be invested in during the participant recordkeeping reconciliation period, and (ii) the investment options in which Plan participants may invest in, subject to the following limitations.

The Committee may determine to offer as investment options only (i) securities issued by the investment companies advised by Fidelity Management & Research Company ("Mutual Funds"), (ii) equity securities issued by the Sponsor or an affiliate which are publicly-traded and which are "qualifying employer securities" within the meaning of section 407(d)(5) of ERISA ("Sponsor Stock"),
(iii) notes evidencing loans to Plan participants in accordance with the terms of the Plan, (iv) guaranteed investment contracts shown by the Trustee, (v) guaranteed annuity contracts heretofore entered into by the Sponsor or predecessor trustee and specifically identified on Schedule "G" attached hereto ("Existing GICs"), and (vi) collective investment funds maintained by the Trustee for qualified plans; provided, however, that the Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in guaranteed investment contracts chosen by the Trustee, Existing GICs or in collective investment funds maintained by the Trustee for qualified plans. The investment options initially selected by the Committee are identified on Schedules "A" and "C" attached hereto. The Committee may add additional investment options or delete investment options with the consent of the Trustee and upon mutual amendment of this Trust Agreement and the Schedules thereto to reflect such additions or deletions.

(c) Participant Direction. Each Plan participant shall direct the Trustee in which investment option(s) to invest the assets in the participant's participant-directed accounts noted on Schedule "A". Such directions may be made by Plan participants by use of the telephone exchange system maintained for such purposes by the Trustee or its agent, in accordance with written Telephone Exchange Guidelines attached hereto as Schedule "H". In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the Individually Managed Guaranteed Investment Fund until the Trustee received a proper direction; further, until it receives a proper direction the Trustee shall hold such assets in the Fidelity Employee Benefit U.S. Government Reserves Portfolio portion of the Individually Managed Guaranteed Investment Fund as is practical given the investment guidelines of the Individually Managed Guaranteed
Investment Fund.

(d) Standing Direction. Except for the accounts as to which the Participants have the right to direct their investments as described in Section 4(c), the Trustee shall invest all contributions of the Trust in Sponsor Stock unless the Trustee receives contrary directions from the Committee pursuant to Section 7(c).

(e) Mutual Funds. The Sponsor hereby acknowledges that it has received from the
Trustee a copy of the prospectus for each Mutual Fund selected by the Committee as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

     (i) Execution of Purchases and Sales. Purchases and sales of Mutual Funds (other than for Exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Mutual Funds shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "H".

     (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has shares of the Mutual Fund credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designed. The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant. During the participant recordkeeping reconciliation period, the Administrator shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust. With respect to all rights appurtenant to shares of any Mutual Fund credited to the participant's accounts other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Committee. The Trustee shall have no duty to solicit directions from participants or the Sponsor.

(f) Sponsor Stock. Trust investments in Sponsor Stock shall be subject to the following limitations:

     (i) Acquisition Limit. Pursuant to the Plan, the participant-directed accounts noted on Schedule "A" shall be invested in Sponsor Stock to the extent necessary to comply with investment directions under Section 4(c) of this Agreement; provided, however, no more than twenty-five percent (25%) of any aggregate contribution to such accounts may be invested In Sponsor Stock and no transfer of such account balances to investment in Sponsor Stock may be made to the extent that would cause more than twenty-five percent (25%) of the aggregate value in such accounts to be invested in Sponsor Stock.

     (ii) Fiduciary Duty of Committee. The Trustee shall not be responsible for continually monitoring the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA} of acquiring Sponsor Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the Committee with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be inconsistent with the terms of the Plan or this Agreement or Title I of ERISA.

     (iii)  Execution of Purchases and Sales.

            (A) Purchases and sales of Sponsor Stock (other than for exchanges) shall be made on the open market on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases). Exchanges of Sponsor Stock shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "H". Such general rules shall not apply in the following circumstances:

                 (1) If the Trustee is unable to determine the number of shares required to be purchased or sold on such day; or

                 (2) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

                 (3) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

                 In the event of the occurrence of the circumstances described in (1), (2), or (3) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Sponsor to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Sponsor.

            (B) Purchases and Sales from or to Sponsor. If directed by the Sponsor prior to 4:00 p.m. on the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of Section 3(18) of ERISA) and no commission is charged. If Sponsor contributions or contributions made by the Sponsor on behalf of the participants under the Plan are to be invested in Sponsor Stock, then the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust. In such case, the number of shares to be transferred will be determined by dividing the total amount of the contribution by the average of the high and low sales price of the Sponsor Stock on any national securities exchange on the day such contributions are allocated.

            (C) Use of an Affiliated Broker. The Sponsor hereby authorizes the Trustee to use Fidelity Brokerage Services, Inc. ("FBSI") to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Plan participants. FBSI shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC").

The provision of brokerage services shall be subject to the following:

                 (i) As consideration for such brokerage services, the Sponsor agrees that FBSI shall be entitled to remuneration under this authorization provision in the amount of five cents ($.05) commission on each share of Sponsor Stock up to 10,000 shares in a singular transaction, four cents ($.04) commission on each share of Sponsor Stock from 10,001 to 20,000 shares in a singular transaction, and three and one-half cents ($.035) commission on each share of Sponsor Stock in excess of 20,000 shares in a singular transaction. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.

                 (ii) Following the procedures set forth in Department of Labor Prohibited Transaction Class Exemption 86- 128, the Trustee will provide the Sponsor with the following documents:
                 (1) a description of FBSI's brokerage placement practices; (2) a copy of PTCE 86-128; and (3) a form by which the Sponsor may terminate this authorization to use a broker affiliated with the Trustee. The Trustee will provide the Sponsor with this termination form annually, as well as an annual report which summarizes all securities transaction related charges incurred by the Plan, and the Plan's annualized turnover rate and will satisfy all other requirements as a condition to the exemption provided in PTCE 86-128 or any successor thereto.

                 (iii) Any successor organization of FBSI, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

                 (iv) The Trustee and FBSI shall continue to rely on this authorization provision until notified to the contrary. The Sponsor reserves the right to terminate this authorization upon written notice to FBSI (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

     (iv) Securities Law Reports. The Committee shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Committee such information on the Trust's ownership of Sponsor Stock as the

Committee may reasonably request in order to comply with Federal or state securities laws.

     (v) Voting and Tender Offers. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The costs of printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock shall be paid pursuant to Section 6.

            (A)  Voting.

                 (1) When the issuer of the sponsor Stock files preliminary proxy solicitation materials with the Securities and Exchange Commission, the Sponsor shall cause a copy of all materials to be simultaneously sent to the Trustee. The preparation of voting instruction forms and the method of delivery of notice of stockholders' meetings, proxy solicitation materials, and voting instruction forms will be coordinated among the Sponsor, the Trustee and the Sponsor's transfer agent for Sponsor Stock. The Sponsor shall provide the Trustee with a copy of any materials provided to the participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to participants.

                 (2) Each participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote that number of shares of Sponsor Stock credited to the participant's accounts (both vested and unvested).
                 Directions from a participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by mailgram or similar means. These directions shall be held in confidence by the Trustee and shall ot be divulged to the Sponsor, or any officer or employee thereof, or any other person. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock as directed by the participant. The Trustee shall vote shares of Sponsor Stock credited to a participant's accounts for which it has received no directions from the participant in the same proportion as those shares for which it has received directions from participants.

            (B)  Tender Offers.

                 (1) Upon commencement of a tender offer for any securities held in the Trust that are sponsor Stock, the Sponsor shall notify each Plan participant of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the participant the same information that is distributed to shareholders of the issuer of Sponsor Stock in connection with the tender offer, and, after consulting with the Trustee, shall provide and pay for a means by which the participant may direct the Trustee whether or not to tender the Sponsor Stock credited to the participant's accounts (both vested and unvested). The Sponsor shall provide the Trustee with a copy of any material provided to the participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to participants.

                 (2) Each participant shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock credited to the participant's accounts (both vested and unvested). Directions from a participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Sponsor under the preceding paragraph. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the participant. The Trustee shall not tender shares of Sponsor Stock credited to a participant's accounts for which it has received no directions from the participant.

                 (3) A participant who has directed the Trustee to tender some or all of the shares of Sponsor Stock credited to the participant's accounts may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. A participant shall not be limited as to the number of directions to tender or withdraw that the participant may give to the Trustee.

                 (4) A direction by a participant to the Trustee to tender shares of Sponsor Stock credited to the participant's accounts shall not be considered a written election under the Plan by the participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each account of the participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that account. Pending receipt of directions (through the Committee) from the participant or the Committee, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in Schedule "C".

     (vi) Shares Credited. For all purposes of this Section, the number of shares of Sponsor Stock deemed "Credited" to a participant's accounts shall be determined as of the last preceding valuation date. The trade date is that date the transaction is valued, provided, however, that in the case of a reallocation from mutual funds to Sponsor Stock, the date on which the Sponsor Stock is traded is the valuation date immediately following the date the mutual funds being reallocated are valued.

     (vii) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock credited to a participant's participant directed accounts as noted on Schedule "A", the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Committee, and in the case of all other accounts, the Trustee shall follow the instructions of the Committee. The Trustee shall have no duty to solicit directions from participants.

     (viii) Conversion. All provisions in this Section 4(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

(g) Guaranteed Investment Contracts. Trust investments in guaranteed investment contracts ("GICs") shall be subject to the following limitations:

     (i) Individually-Managed Investments. To the extent that the Committee selects GIC's chosen by the Trustee as an investment option, the Sponsor hereby directs the Trustee to choose such GIC's in accordance with the Investment Guidelines for GIC Management attached hereto as Schedule "I". This Agreement supersedes the Investment Management Agreement dated May 2, 1991 between Fidelity Management Trust Company and the Sponsor. No fee will be incurred under that agreement after the date of this Agreement and the $25,000 annual minimum charge thereunder shall not apply for the current contract year thereunder.

     (ii) In order to provide the necessary monies for exchanges or redemptions from the GIC investment option, if any, under the Plan, the Sponsor agrees that the Plan shall maintain a liquidity reserve allocated to the Plan GIC investment option in a commingled money market fund ("Fidelity Employee Benefit U.S. Government Reserves Portfolio") maintained by the Trustee. The Sponsor hereby (i) agrees to the Plan's participation in the Fidelity Group Trust for Employee Benefit Plans (the "Group Trust"), a group trust maintained by the Trustee for qualified plans, for purposes of liquidity under the Plan's GIC investment option and (ii) acknowledges that it has received from the Trustee a copy of the terms of the group Trust and the terms of the Declaration of Separate Fund for the Fidelity Employee Benefit U.S. Government Reserves Portfolio of the GrouP Trust.

(h)  Reliance of Trustee on Directions.

     (i) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from any participant's exercise or non-exercise of rights under this Section 4 over the assets in the participant's accounts.

     (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Committee's exercise or non-exercise of rights under this Section 4, unless it was clear on their face that the actions to be taken under the Committee's directions were inconsistent with the terms of the Plan or this Agreement or Title I or ERISA.

(i)  Trustee Powers. The Trustee shall have the following powers and authority:


     (i) Subject to paragraphs (b), (c), (d) and (e) of this Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

     (ii) Subject to paragraphs (b) and (c) of this Section 4, to invest in guaranteed investment contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in collective investment funds maintained by the Trustee for qualified plans, in which case the provisions of each collective investment fund in which the Trust is invested shall be deemed adopted by the Sponsor and the provisions thereof incorporated as a part of this Trust as long as the fund remains exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986. as amended.

     (iii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of Its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

     (iv) To keep that portion of the Trust in cash or cash balances as the Committee or Administrator may, from time to time, deem to be In the best interest of the Trust.

     (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

     (vi) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust In all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

     (vii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

     (viii) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Section 5. Recordkeeping and Administrative Services to Be Performed.

(a) General. The Trustee shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan's provisions, guidelines and interpretations.

(b) Accounts. The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 8 of this Agreement or is terminated as provided in Section 10 (the "Reporting Date"). Within thirty
(30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date.

(c) Inspection and Audit. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each participant's accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Administrator or the Plan's new recordkeeper such further records as are reasonably requested by the Administrator at the expense of the Sponsor or the Plan pursuant to Section 6.

 (d) Effect of Plan Amendment. A confirmation of the current qualified status of the Plan is attached hereto as Schedule "F". The Trustee's provision of the
recordkeeping and administrative services set forth in this Section 5 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption
(which amendment together with an application for determination will be timely filed with the Internal Revenue Service, if determined by the Sponsor to be necessary or appropriate, in which event a copy of the determination letter will be provided to the Trustee) and on the Administrator providing the Trustee on a timely basis with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

(e) Returns, Reports and Information. Except for IRS Forms 1099-R, the Administrator shall responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to participants required by law including, without limitation, such disclosures as may be required under federal or state truth-in-lending laws with regard to participant loans.

Section 6. Compensation and Expenses. Within thirty (30) days of receipt of the
Trustee's bill, which shall be computed and billed in accordance with Schedule "B" attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount or notify the Trustee that such amount shall be paid from the Trust. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof. shall be a charge against and paid from the appropriate Plan participants' accounts.

Section 7. Directions and Indemnification.

(a) Identity of Administrator and Committee. The Trustee shall be fully protected in relying on the fact that the Committee and the Administrator under the Plan are the individuals or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

(b) Directions from Administrator. Whenever the Administrator provides a direction to the Trustee. the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule "D", provided the Trustee reasonably believes the signature of the individual to be genuine. Such direction may also be made via EDT in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy,
(ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

(c) Directions from Committee. Whenever the Committee or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Committee in the form attached hereto as Schedule "E" and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be inconsistent with the terms of the Plan or this Agreement or Title I of ERISA.

(d) Directions from Participant. Whenever the participant provides a direction to the Trustee via the Telephone Exchange System, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction. unless it is clear on the direction's face that the actions to be taken under the direction would be inconsistent with the terms of the Plan or this Agreement or Title I of ERISA.

(e) Co-Fiduciary Liability. In any other case, the Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.


(f) Indemnification. The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost. and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising from the Trustee's negligence or bad faith or failure to perform any of its duties hereunder, or violations by the Trustee of ERISA or other applicable law. The Trustee shall indemnify the Sponsor, the Committee, and the Plan and Trust against and hold those parties harmless from, any and all loss, damages, penalty, lability, cost and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Sponsor, the Committee, the Plan or Trust, by reason of any claim, regulatory proceeding, or litigation arising out of the Trustee's negligence or bad faith or failure to perform any of its duties hereunder, or violations by the Trustee of ERISA or other applicable law. The provision of this Section shall survive the termination of this Agreement.

(g) Survival. The provisions of this Section 7 shall survive the termination of this Agreement.

Section 8. Resignation or Removal of Trustee.

(a) Resignation. The Trustee may resign at any time upon sixty (60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

(b) Removal. The Sponsor may remove the Trustee at any time upon sixty (60) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

Section 9. Successor Trustee.

(a) Appointment. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement.
The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

(b) Acceptance. When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

(c) Corporate Action. Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall. upon consummation of the transaction, become the successor trustee under this Agreement.

Section 10. Termination. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 11. Resignation, Removal, and Termination Notices. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Human Resources, Browning-Ferris Industries, Inc., 757 North Eldridge, Houston, TX 77079, and to the Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Amendment or Modification. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. Notwithstanding the foregoing, to reflect increased operating costs the Trustee may once each calendar year amend Schedule "B" without the Sponsor's consent upon seventy-five (75) days written notice to the Sponsor.

Section 14. General.

(a) Performance by Trustee, its Agents or Affiliates. The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

(b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

(c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

(e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 15. Governing Law.

(a) Massachusetts Law Controls. This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

(b) Trust Agreement Controls. The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control to the extent the conflicting provisions apply to the Trustee.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                   BROWNING-FERRIS INDUSTRIES, INC

Attest:_________________________   _______________________________
        Secretary                  Vice President




                                      FIDELITY MANAGEMENT TRUST
                                               COMPANY

Attest:_________________________   _______________________________
        Assistant Clerk            Senior Vice President